Exhibit 99.1

Einstein Noah Restaurant Group Reports Second Quarter 2011 Financial Results

LAKEWOOD, Colo.--(BUSINESS WIRE)--August 4, 2011--Einstein Noah Restaurant Group, Inc. (NASDAQ: BAGL), a leader in the quick-casual segment of the restaurant industry operating under the Einstein Bros.® Bagels, Noah's New York Bagels®, and Manhattan Bagel® brands, today reported financial results for the second quarter ended June 28, 2011.

Selected Highlights for the Second Quarter 2011 Compared to the Second Quarter 2010:

  Total revenues increased to $103.7 million from $103.5 million.
  System-wide comparable store sales were +0.2%, a sequential increase of 100 basis points from the first quarter of 2011.
  Adjusted EBITDA of $9.7 million compared to $11.7 million. (*)
  Net income available to common stockholders of $3.1 million, or $0.18 per diluted share, compared to $3.6 million, or $0.21 per diluted share.
  Free cash flow of $5.5 million compared to $4.7 million. (*)

Jeff O’Neill, Chief Executive Officer and President of Einstein Noah, stated, “We are pleased that our comparable sales trends improved sequentially in the second quarter, and continued to gain momentum thus far in the third quarter. Inflation remained high in the quarter, causing increased pressure on cost of goods sold and operating expenses, which will be alleviated going forward by a June price increase. I’m pleased with our overall labor management as well as marketing and general and administrative expenses. Additional pricing is planned for the third quarter to further defray inflationary pressures. We are also strengthening our financial condition through our implementation of a savings and efficiency program that we believe will drive at least $3.0 million of annualized savings from our business model upon completion.”

O’Neill concluded, “For the balance of the year, our top-line strategy is centered on three key elements including, a line-up of unique, new premium sandwiches, and the continuation of our successful lower calorie bagel thin sandwiches. In addition, given the successful test of our enhanced coffee platform with dedicated baristas, we plan to roll this program nationally across our system to compliment our delicious fresh baked food offerings. By successfully executing on our sales growth and cost saving efforts, we believe we are building a stronger foundation for our business going forward.”

Second Quarter 2011 Financial Results

For the second quarter ended June 28, 2011, system-wide comparable store sales increased 0.2%, reflecting strong growth in check driven by moderate pricing, favorable mix shift and strength in catering sales offset by lower comparable transactions as the Company rolled over its Free Bagel Friday promotion last year. Total revenues increased to $103.7 million from $103.5 million.

Total costs at Company-owned restaurants increased 2.3% as a percentage of Company-owned restaurant sales resulting in a gross margin of 16.2%. The decrease of the Company’s gross margin from 18.5% was primarily due to higher commodity costs.

Manufacturing and commissary gross profit decreased from $1.2 million to $0.9 million in the second quarter of 2011. The decline in gross profit was due to higher commodity costs and an unfavorable shift in product mix to third party customers.

Overall, gross profit was $18.3 million, or 17.7% of total revenues, in the second quarter of 2011 compared to $20.7 million, or 20.0% of total revenues, in the second quarter of 2010.

General and administrative expenses fell to $8.6 million from $9.0 million due to lower legal expenses, lower travel expenses, and lower recruiting fees.

Adjusted EBITDA was $9.7 million in the second quarter of 2011 compared to $11.7 million in the second quarter of 2010. (*) Income before income taxes decreased $0.5 million to $5.2 million from $5.7 million.

* A reconciliation of non-GAAP measures (EBITDA) to GAAP measures presented can be found in the accompanying tables below. Free cash flow is defined as net cash provided by operating activities less net cash used in investing activities.

New Units and Development

Restaurant openings during the second quarter of 2011 included 7 Einstein Bros. restaurants, which consisted of two Company-owned restaurant, one franchise restaurant, and four license restaurants. In addition, one Company-owned restaurant was relocated during the period.

2011 Outlook

The Company reiterated its outlook for 2011. The Company expects to open between 75 and 90 total restaurants, including 10 to 14 new Company-owned restaurants, 20 to 26 new franchise restaurants, and 45 to 50 license restaurants. The Company currently has 22 signed development agreements for Einstein Bros. Bagels franchises, which would yield an ending pipeline of 90 to 100 additional franchise locations.

Capital expenditures are projected between $25 million to $27 million for 2011, including the opening of the aforementioned Company-owned restaurants, the relocation of three to five Company-owned restaurants, along with the national roll-out of the enhanced coffee program, which is expected to be completed in 2011. The Company has revised the anticipated number of relocations for the balance of year and is extending leases reflecting its belief that there are other lower capital, higher margin alternatives that will keep the restaurants open and yield the same results or better than the relocated alternative.

In addition, commodity prices are expected to continue to escalate more rapidly in 2011 than in 2010. The Company has secured approximately 95% of its wheat needs for the remainder of 2011.

The Company estimates a 2011 annual effective tax rate of 41%; however, the Company will continue to only pay minimal cash-taxes for the next several years.

Conference Call Today

The Company will host a conference call to discuss second quarter 2011 financial results today at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time). Hosting the call will be Jeff O’Neill, Chief Executive Officer and President, and Manny Hilario, Chief Financial Officer.

The dial-in numbers for the conference call are 888-349-9617 for domestic toll-free calls and 719-457-1510 for international. A telephone replay will be available through August 11, 2011, and may be accessed by dialing 877-870-5176 for domestic toll-free calls or 858-384-5517 for international. The conference ID is 8149416.

The conference call will also be webcast live from Einstein Noah’s website at www.einsteinnoah.com.

About Einstein Noah Restaurant Group

Einstein Noah Restaurant Group, Inc. is a leading company in the quick casual restaurant industry that operates and licenses locations primarily under the Einstein Bros.® and Noah's New York Bagels® brands and primarily franchises locations under the Manhattan Bagel® brand. The company's retail system consists of over 730 restaurants in 39 states and the District of Columbia. It also operates a dough production facility. The company's stock is traded on the NASDAQ under the symbol BAGL. Visit www.einsteinnoah.com for additional information.

Forward Looking Statement Disclosure

Certain statements in this press release, including statements under the heading “2011 Outlook”, constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "forecast," "estimate," "project," "plan to," "is designed to," “look forward," “expects," “prospects,” "intend," "indications," "expect," "should," "would," "believe," “target”, "trend", “contemplate,” “anticipates” and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating), or achievements to differ materially from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. These unknown risks, uncertainties and other factors include but are not limited to (i) the results for the 2011 quarter and period over period revenue and other financial results, comparable store sales, margin performance, and generating free cash flow are not necessarily indicative of future results, and our expectations for full year 2011 results are subject to shifting consumer preferences, economic conditions, weather, competition, seasonal factors and cost containment initiatives, among other factors; (ii) our ability to improve transactions and our long-term growth are dependent upon consumer acceptance of our products and marketing initiatives, general economic and market conditions, among other factors; (iii) our ability to continue to improve store level margins and contain costs are dependent upon successfully executing plans for productivity improvements, labor efficiencies and food cost management; (iv) the ability to develop and open new company-owned, license and franchise restaurants and upgrade company-owned restaurants is dependent upon the availability of capital, securing acceptable financing and lease terms for desired locations, as well as the availability of contractors and materials, and securing necessary permits and licenses; (v) our ability to expand our development pipeline and ultimately expand our royalty stream is dependent upon the factors listed in (iv), above, and our ability to attract franchisees and licensees and negotiate favorable agreements; (vi) our ability to obtain lower costs for agricultural commodities is dependent upon weather, crop yield and production, the market, economic conditions, including market and inflationary pressures; (vii) our ability to build brand equity and create long-term value for our shareholders is dependent upon the success of our initiatives, financial results and the factors listed above, among other factors. These and other risks are more fully discussed in the Company's SEC filings.

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this filing, the Company has provided certain non-GAAP financial information, including earnings before interest, taxes, depreciation, amortization, adjustment for Series Z modification, restructuring expenses and other operating expenses/(income) (“adjusted EBITDA”) and free cash flow, or net cash provided by operating activities less net cash used in investing activities. Management believes that the presentation of this non-GAAP financial information provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company’s Board of Directors uses this non-GAAP financial information to evaluate the performance of the Company and the management team. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information to the nearest GAAP measure.

The Company includes in this document information on system-wide comparable store sales percentages. Comparable store sales percentages refer to changes in sales of our restaurants, whether operated by the company or by franchisees and licensees, in operation for six fiscal quarters including those restaurants temporarily closed for an immaterial amount of time. Some of the reasons restaurants may be temporarily closed include remodeling, road construction, rebuilding related to site-specific catastrophes and natural disasters. Franchise and license comparable store sales percentages are based on sales of franchised and licensed restaurants, as reported by franchisees and licensees. System-wide sales include sales at all restaurants, whether operated by the Company, franchisees or licensees. Management reviews the increase or decrease in comparable sales to assess business trends. Comparable store sales exclude closed locations.

The Company uses company-owned comparable store sales, franchise and license sales and the resulting system-wide sales information internally in connection with restaurant development decisions, planning, and budgeting analyses. The Company believes comparable store sales information is useful in assessing consumer acceptance of our brands; facilitates an understanding of our financial performance and the overall direction and trends of sales and operating income; helps the Company appreciate the effectiveness of its advertising and marketing initiatives; and provides information that is relevant for comparison within the industry.

Comparable store sales percentages are non-GAAP financial measures, which should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP, and may not be equivalent to comparable store sales as defined or used by other companies. The Company does not record franchise or license restaurant sales as revenues. However, royalty revenues are calculated based on a percentage of franchise and license restaurant sales, as reported by the franchisees or licensees.

EINSTEIN NOAH RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except earnings per share and related share information)
(unaudited)

	13 weeks ended		Increase/
	(dollars in thousands)		(Decrease)
	June 29,	June 28,	2011
	2010	2011	vs. 2010

Revenues:
Company-owned restaurant sales	$94,237	$93,613	(0.7%)
Manufacturing and commissary revenues	7,256	7,797	7.5%
Franchise and license related revenues	1,980	2,267	14.5%
Total revenues	103,473	103,677	0.2%

Cost of sales (exclusive of depreciation and amortization shown separately below):
Company-owned restaurant costs
Cost of goods sold	26,843	28,164	4.9%
Labor costs	27,423	27,156	(1.0%)
Other operating costs	9,456	10,226	8.1%
Marketing costs	3,063	2,924	(4.5%)
Rent and related expenses	9,975	10,023	0.5%
Total company-owned restaurant costs	76,760	78,493	2.3%

Manufacturing and commissary costs	6,031	6,865	13.8%
Total cost of sales	82,791	85,358	3.1%

Gross profit:
Company-owned restaurant	17,477	15,120	(13.5%)
Manufacturing and commissary	1,225	932	(23.9%)
Franchise and license	1,980	2,267	14.5%
Total gross profit	20,682	18,319	(11.4%)

Operating expenses:
General and administrative expenses	8,985	8,615	(4.1%)
Depreciation and amortization	4,480	4,607	2.8%
Other operating expenses (income)	51	(936)	**
Income from operations	7,166	6,033	(15.8%)

Interest expense, net	1,435	823	(42.6%)
Adjustment for Series Z modification	-	-	**
Income before income taxes	5,731	5,210	(9.1%)
Provision for income taxes	2,483	2,130	(14.2%)
Net income	$3,248	$3,080	(5.2%)

Net income	$3,248	$3,080	(5.2%)
Less: Additional redemption on temporary equity	(191)	-	(100.0%)
Add: Accretion of premium on Series Z preferred stock	499	-	(100.0%)
Net income available to common stockholders	$3,556	$3,080	(13.4%)

Net income available to common stockholder per share – Basic	$0.22	$0.18	(18.2%)
Net income available to common stockholders per share – Diluted	$0.21	$0.18	(14.3%)
Cash dividend declared per common share	$-	$0.125	**

Weighted average number of common shares outstanding:
Basic	16,496,118	16,725,827	1.4%
Diluted	16,813,355	17,004,316	1.1%

** Not meaningful

EINSTEIN NOAH RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except earnings per share and related share information)
(unaudited)

	26 weeks ended		Increase/
	(dollars in thousands)		(Decrease)
	June 29,	June 28,	2011
	2010	2011	vs. 2010

Revenues:
Company-owned restaurant sales	$184,928	$183,412	(0.8%)
Manufacturing and commissary revenues	15,227	16,774	10.2%
Franchise and license related revenues	4,130	4,736	14.7%
Total revenues	204,285	204,922	0.3%

Cost of sales (exclusive of depreciation and amortization shown separately below):
Company-owned restaurant costs
Cost of goods sold	52,549	54,278	3.3%
Labor costs	55,203	54,186	(1.8%)
Other operating costs	18,453	19,341	4.8%
Marketing costs	5,884	6,226	5.8%
Rent and related expenses	20,038	20,278	1.2%
Total company-owned restaurant costs	152,127	154,309	1.4%

Manufacturing and commissary costs	12,661	14,449	14.1%
Total cost of sales	164,788	168,758	2.4%

Gross profit:
Company-owned restaurant	32,801	29,103	(11.3%)
Manufacturing and commissary	2,566	2,325	(9.4%)
Franchise and license	4,130	4,736	14.7%
Total gross profit	39,497	36,164	(8.4%)

Operating expenses:
General and administrative expenses	19,057	18,705	(1.8%)
Depreciation and amortization	8,746	9,147	4.6%
Restructuring expenses	-	213	**
Other operating expenses (income)	70	(823)	**
Income from operations	11,624	8,922	(23.2%)

Interest expense, net	3,186	1,733	(45.6%)
Adjustment for Series Z modification	929	-	(100.0%)
Income before income taxes	7,509	7,189	(4.3%)
Provision for income taxes	3,641	2,941	(19.2%)
Net income	$3,868	$4,248	9.8%

Net income	$3,868	$4,248	9.8%
Less: Additional redemption on temporary equity	(241)	-	(100.0%)
Add: Accretion of premium on Series Z preferred stock	499	-	(100.0%)
Net income available to common stockholders	$4,126	$4,248	3.0%

Net income available to common stockholder per share – Basic	$0.25	$0.26	4.0%
Net income available to common stockholders per share – Diluted	$0.25	$0.25	0.0%
Cash dividend declared per common share	$-	$0.125	**

Weighted average number of common shares outstanding:
Basic	16,481,595	16,555,617	0.4%
Diluted	16,788,850	16,847,493	0.3%

** Not meaningful

EINSTEIN NOAH RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
PERCENTAGE RELATIONSHIP TO TOTAL REVENUES
(unaudited)

	13 weeks ended
	(percent of total revenue)
	June 29,	June 28,
	2010	2011

Revenues:
Company-owned restaurant sales	91.1%	90.3%
Manufacturing and commissary revenues	7.0%	7.5%
Franchise and license related revenues	1.9%	2.2%
Total revenues	100.0%	100.0%

Cost of sales (exclusive of depreciation and amortization shown separately below):
Company-owned restaurant costs (1)
Cost of goods sold	28.5%	30.1%
Labor costs	29.1%	29.0%
Other operating costs	10.0%	10.9%
Marketing costs	3.3%	3.1%
Rent and related expenses	10.6%	10.7%
Total company-owned restaurant costs	81.5%	83.8%

Manufacturing and commissary costs (2)	83.1%	88.0%
Total cost of sales	80.0%	82.3%

Gross margin:
Company-owned restaurant (1)	18.5%	16.2%
Manufacturing and commissary (2)	16.9%	12.0%
Franchise and license	100.0%	100.0%
Total gross margin	20.0%	17.7%

Operating expenses:
General and administrative expenses	8.7%	8.3%
Depreciation and amortization	4.3%	4.5%
Other operating expenses (income)	0.0%	(0.9%)
Income from operations	6.9%	5.8%

Interest expense, net	1.4%	0.8%
Adjustment for Series Z modification	0.0%	0.0%
Income before income taxes	5.5%	5.0%
Provision for income taxes	2.4%	2.0%
Net income	3.1%	3.0%

(1) As a percentage of company-owned restaurant sales
(2) As a percentage of manufacturing and commissary revenues

EINSTEIN NOAH RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except earnings per share and related share information)
(unaudited)

	26 weeks ended
	(percent of total revenue)
	June 29,	June 28,
	2010	2011

Revenues:
Company-owned restaurant sales	90.5%	89.5%
Manufacturing and commissary revenues	7.5%	8.2%
Franchise and license related revenues	2.0%	2.3%
Total revenues	100.0%	100.0%

Cost of sales (exclusive of depreciation and amortization shown separately below):
Company-owned restaurant costs (1)
Cost of goods sold	28.4%	29.6%
Labor costs	29.9%	29.5%
Other operating costs	10.0%	10.5%
Marketing costs	3.2%	3.4%
Rent and related expenses	10.8%	11.1%
Total company-owned restaurant costs	82.3%	84.1%

Manufacturing and commissary costs (2)	83.1%	86.1%
Total cost of sales	80.7%	82.4%

Gross margin:
Company-owned restaurant	17.7%	15.9%
Manufacturing and commissary	16.9%	13.9%
Franchise and license	100.0%	100.0%
Total gross margin	19.3%	17.6%

Operating expenses:
General and administrative expenses	9.3%	9.1%
Depreciation and amortization	4.3%	4.4%
Restructuring expenses	0.0%	0.1%
Other operating expenses (income)	0.0%	(0.4%)
Income from operations	5.7%	4.4%

Interest expense, net	1.5%	0.9%
Adjustment for Series Z modification	0.5%	0.0%

Income before income taxes	3.7%	3.5%
Provision for income taxes	1.8%	1.4%
Net income	1.9%	2.1%

(1) As a percentage of Company-owned restaurant sales
(2) As a percentage of manufacturing revenues

* Not applicable
** Not meaningful

EINSTEIN NOAH RESTAURANT GROUP, INC.
SELECTED FINANCIAL INFORMATION
(dollars in thousands)
(unaudited)

Selected Consolidated Balance Sheet Information:	December 28, 2010	June 28, 2011
Cash and cash equivalents, end of period	$11,768	$9,960
Property, plant and equipment, net	56,663	54,040
Total assets	205,067	199,854
Total debt	87,700	77,825
Total liabilities	127,681	118,588

	26 weeks ended
Selected Consolidated Cash Flow Information:	June 29, 2010	June 28, 2011
Net cash provided by operating activities	$20,859	$16,450
Net cash used in investing activities	(8,509)	(7,127)
Net cash used in financing activities	(12,872)	(11,131)
Free cash flow (cash provided by operating activities less cash used in investing activities)	12,350	9,323
Reconciliation of GAAP to Non-GAAP Measures:
	13 weeks ended		26 weeks ended
	June 29,	June 28,	June 29,	June 28,
	2010	2011	2010	2011
	(dollars in thousands)
Net income	$3,248	$3,080	$3,868	$4,248
Adjustments to net income:
Interest expense, net	1,435	823	3,186	1,733
Provision for income taxes	2,483	2,130	3,641	2,941
Depreciation and amortization	4,480	4,607	8,746	9,147
Adjustment for Series Z modification	-	-	929	-
Restructuring expenses	-	-	-	213
Other operating expenses (income)	51	(936)	70	(823)

Adjusted EBITDA	$11,697	$9,704	$20,440	$17,459
Restaurant Counts:	Trailing 12 Months Activity
	Company
	Owned	Franchised	Licensed	Total
Consolidated Total
Beginning balance June 29, 2010	430	83	184	697
Opened restaurants	5	11	31	47
Closed restaurants	-	(4)	(4)	(8)
Refranchised restaurants	(3)	3	-	-
Ending balance June 28, 2011	432	93	211	736

CONTACT:
For Einstein Noah Restaurant Group, Inc.
Investor Relations
Tom Ryan, 203-682-8200
tryan@icrinc.com
or
Raphael Gross, 203-682-8253
rgross@icrinc.com